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Exhibit 8

        September 24, 2001

Magellan Health Services, Inc.
6950 Columbia Gateway Drive
Columbia, Maryland 21046

Re:    Registration Statement on Form S-3 of Magellan Health Services, Inc.

Ladies and Gentlemen:

        This letter is delivered to you in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission by Magellan Health Services, Inc. (the "Company") in connection with the Company's registration (the "Registration") of 16,273,573 shares of Common Stock, 80,063 shares of Series A Cumulative Convertible Preferred Stock (the "Preferred Shares"), and $80,063,000 in aggregate principal amount of Series A Junior Subordinated Convertible Debentures due December 15, 2009 (the "Debentures").

INFORMATION RELIED UPON

        In rendering our opinion, we have examined and relied upon such documents or forms of documents as we have deemed appropriate, including (but not limited to) the Registration Statement and accompanying prospectus with respect to the Registration (the "Prospectus"). In our examination of the documents and in our reliance upon them in issuing our opinion, we have assumed, with your consent, that all representations, certifications, and statements set forth in the documents are and will remain true, correct, and complete, and that all obligations, covenants, conditions, and terms imposed by any of the documents on the parties have been or will be performed or satisfied in accordance with their terms.

Magellan Health Services, Inc.
September 24, 2001

OPINION

        Based on our analysis of the relevant legal authorities as they apply to the information, representations, assumptions that we have made with your consent, and the documents upon which we have relied, the discussion in the Prospectus under the heading "MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES" expresses our opinion as to the United States federal income tax consequences that are likely to be material to a holder with respect to the ownership and disposition of the Common Shares, the Preferred Shares, and the Debentures.

        Our opinion is based on current authorities and upon facts, assumptions that we have made with your consent, and representations made to us as to this date. It is subject to change in the event of a change in the applicable law or a change in the interpretation of such law by the courts or by the Internal Revenue Service. There can be no assurance that legislative or administrative changes or court decisions will not be forthcoming that would significantly modify our opinion or cause its withdrawal. We have not undertaken any obligation to inform you of any such changes or decisions. In addition, our opinion is based solely on the documents that we have examined and the representations and assumptions referred to herein. Our opinion cannot be relied upon if any of the material facts contained in such documents is, or later becomes, materially inaccurate or if any of the representations or assumptions referred to herein is, or later becomes, materially inaccurate. Our opinion represents our legal judgement and has no official status of any kind. Finally, our opinion is limited to federal income tax matters specifically covered thereby.

        This letter is furnished by us as counsel for the Company. We consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our opinion and name in the Prospectus.

                      Very truly yours,

                      KING & SPALDING

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  Exhibit 8
INFORMATION RELIED UPON
OPINION